Exhibit 99.1

Games & Esports Experience Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing January 24, 2022

Los Angeles, California, January 21, 2022 — Games & Esports Experience Acquisition Corp. (the “Company”) today announced that, commencing January 24, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and redeemable warrants included in the units. Each unit consists of one Class A Ordinary Share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and whole warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “GEEX” and “GEEXW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “GEEXU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into Class A ordinary shares and redeemable warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Games & Esports Experience Acquisition Corp.

Games & Esports Experience Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in interactive media, operating directly within or adjacent to competitive gaming and esports sectors or in industries with similar user characteristics or demographics including, but not limited to, ecommerce, media, content and other intellectual property, sports & entertainment, and social media. Concurrently with the initial business combination, the Company currently plans to merge with Gamers Club Holdings, LLC, a gaming technology subscription platform and community hub based in Brazil and an affiliate of GEEX Sponsor, LLC, the Company’s sponsor. The Company will not, however, complete an initial business combination with only Gamers Club.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties, including with respect to the timing of the separate trading of the Company’s Class A ordinary shares and redeemable warrants. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC’s website at http://www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Tomi Kovanen

Games & Esports Experience Acquisition Corp.

P: (213) 266-7674

E: tk@geexcorp.com